Exhibit 5.1

August 8, 2024

Expion360 Inc.

2025 SW Deerhound Avenue

Redmond, OR 97756

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Expion360 Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-1 (File No. 333-280996) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus dated August 7, 2024, forming part of the Registration Statement, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus”), relating to the public offering of (a) up to 50,000,000 of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”) and/or pre-funded warrants to purchase up to an aggregate of 50,000,000 shares of Common Stock (the “Pre-Funded Warrants”), (b) Series A warrants to purchase up to an aggregate of 384,172,110 shares of Common Stock (the “Series A Warrants”), and (c) Series B warrants to purchase up to an aggregate of 142,086,055 shares of Common Stock (together with the Pre-Funded Warrants and the Series A Warrants, the “Warrants”). The Shares and the Warrants are being sold pursuant to an Underwriting Agreement between the Company and Aegis Capital Corp. (the “Agreement”). You have requested our opinion with respect to certain matters in connection with the Registration Statement and Prospectus.

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinion, we have relied upon the certificates of certain officers of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)	upon (1) issuance of the Shares pursuant to the terms of the Agreement and in the manner described in the Registration Statement and Prospectus and (2) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof (the “Committee”), the Shares will be validly issued, fully paid, and nonassessable.

(b)	upon (1) execution and delivery by the Company of the Warrants pursuant to the terms of the Agreement and in the manner described in the Registration Statement and Prospectus and (2) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Board or the Committee, the Warrants will constitute valid and binding obligations of the Company.

(c)	following (1) execution and delivery by the Company of the Warrants pursuant to the terms of the Agreement and in the manner described in the Registration Statement and Prospectus, (2) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Board or the Committee, and (3) exercise of the Warrants pursuant to their terms and in the manner described in the Registration Statement and Prospectus, including receipt by the Company of the consideration for the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) specified therein, and issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and nonassessable.

The opinion expressed in paragraph (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).

We render this opinion only with respect to Chapter 78 of the Nevada Revised Statutes, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission, and further consent to the use of our name under the caption entitled “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the sale of the Shares and Warrants pursuant to the Registration Statement, the Prospectus, the Agreement and the Warrants, and may only be relied upon by you and by persons entitled by law to rely upon it pursuant to the applicable provisions of the U.S. federal securities laws. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

Stradling Yocca Carlson & Rauth LLP

/s/ Stradling Yocca Carlson & Rauth LLP